Tango Therapeutics Reports First Quarter 2022 Financial Results

and Provides Business Highlights

– Phase 1/2 trial of TNG908, a synthetic lethal PRMT5 inhibitor, for the treatment of MTAP-deleted solid tumors open for enrollment –

– Declared TNG462 as a development candidate - a next-generation PRMT5 inhibitor for MTAP-deleted solid tumors –

– Declared TNG260 as a development candidate - an inhibitor of an undisclosed synthetic lethal target that reverses the immune evasion effect of STK11 loss-of-function mutations –

– Strong cash position of $450 million expected to support advancing discovery and clinical pipeline into second half of 2024 –

CAMBRIDGE, Mass. – May 11, 2022 – Tango Therapeutics, Inc. (NASDAQ: TNGX), a biotechnology company committed to discovering and delivering the next generation of precision cancer medicines, reported its financial results for the first quarter ended March 31, 2022 and provided business highlights.

“We’ve had a strong start to 2022, including IND clearance and Fast Track Designation from the FDA for TNG908, our lead PRMT5 inhibitor program. We are making good progress advancing TNG908 into the clinic and expect to dose our first patient in the Phase 1/2 clinical trial for the treatment of MTAP-deleted solid tumors in the second quarter of this year,” said Barbara Weber, M.D., President and Chief Executive Officer of Tango Therapeutics. “Additionally, our development candidates, TNG462, a next-generation PRMT5 inhibitor for MTAP-deleted solid tumors and TNG260, an inhibitor of an undisclosed synthetic lethal target that reverses the immune evasion effect of STK11 loss-of-function mutations, are in IND-enabling studies. Finally, with a strong current cash position, we are confident in our ability to advance our programs into the second half of 2024.”

Recent Business Highlights

•
TNG908 IND cleared and granted Fast Track Designation (FTD); first-in-human clinical trial is now open for enrollment. As disclosed in February 2022, the U.S. Food and Drug Administration (FDA) granted FTD to TNG908, a synthetic lethal small molecule inhibitor of protein arginine methyltransferase 5 (PRMT5) designed to selectively kill cancer cells with methylthioadenosine phosphorylase (MTAP) deletions. FTD is designed to facilitate the development and expedite the review of drugs to treat serious conditions and fulfill an unmet medical need, with the potential to allow drugs to reach more patients faster.

As disclosed in January 2022, the FDA cleared the Investigational New Drug (IND) application for TNG908. The Phase 1/2 clinical trial is now open for enrollment and the Company expects to have initial safety and efficacy data in the 1H 2023. Enrollment is limited to patients with confirmed MTAP-deleted solid tumors. MTAP deletions occur in approximately 10% - 15% of all human cancers, including non-small cell lung cancer, mesothelioma, cholangiocarcinoma and glioblastoma.

•
TNG462, a next-generation PRMT5 inhibitor, declared a development candidate in 2Q 2022: Given the large number of patients with MTAP-deleted cancers, Tango is investing in a PRMT5 franchise by developing a product candidate with increased potency, MTAP-deletion selectivity and longer target coverage. TNG462, a next-generation PRMT5 inhibitor, is 45-fold more potent in cells with MTAP deletions than those without and induces deep tumor regressions in preclinical models of multiple cancer types. The Company plans to file an IND for TNG462 in the first half of 2023. The clinical development path for TNG462 is expected to be similar to TNG908, evaluating safety and efficacy in multiple tumor types in a Phase 1/2 clinical trial. Glioblastoma will be excluded from the clinical trial as TNG462 does not cross the blood-brain barrier in preclinical non-human primate models.

•
TNG260, an inhibitor that reverses the immune evasion effect of STK11 mutations, declared a development candidate in 2Q 2022: Inhibiting Target 3, an undisclosed synthetic lethal target, reverses the immune evasion effect of serine-threonine kinase 11 (STK11) loss-of-function mutations in cancer models. In syngeneic models with an STK11 mutation and an intact immune system, the combination of TNG260 with an anti-PD1 antibody resulted in sustained complete tumor regressions and the induction of immune memory against re-implantation of tumors. Tango expects to file an IND for this program in 2023. STK11 mutations occur in approximately 15% of non-small cell lung cancers, 15% of cervical cancers, 10% carcinoma of unknown primary, 5% of breast cancers and 3% of pancreatic cancers.

•
Presented preclinical data on TNG908, USP1 inhibitor program and discovery platform at 2022 American Association for Cancer Research (AACR) Annual Meeting. Last month, the Company presented three posters at the 2022 AACR Annual Meeting. The posters highlight the potential applicability of synthetic lethal drugs targeting across a range of cancer types, including TNG908 and the USP1 (ubiquitin-specific protease 1) program.

•
Presented preclinical TNG908 combination data at 2022 European Society for Medical Oncology (ESMO) Targeted Anticancer Therapies Congress. In March, the Company presented at the 2022 ESMO Targeted Anticancer Therapies Congress. The

posters highlight the synergy between TNG908 and the KRAS inhibitor, sotorasib, in xenograft models with MTAP deletion and a KRAS G12C mutation.

Financial Results

As of March 31, 2022, the Company held $449.9 million in cash, cash equivalents and marketable securities, which the company believes to be sufficient to fund operations into the second half of 2024.

Collaboration revenue was $5.8 million for the three months ended March 31, 2022, compared to $6.4 million for the same period in 2021. The decrease was due to lower research costs incurred under the Gilead collaboration during the three months ended March 31, 2022 resulting in lower collaboration revenue recognition.

Research and development expenses were $24.3 million for the three months ended March 31, 2022, compared to $15.0 million for the same period in 2021. The change was primarily due to increased expenses relating to the advancement of the programs and personnel-related costs.

General and administrative expenses were $6.8 million for the three months ended March 31, 2022, compared to $3.5 million for the same period in 2021. The change was primarily due to increases in personnel-related costs.

Net loss for the three months ended March 31, 2022 was $25.2 million, or $0.29 per share, compared to a net loss of $12.1 million, or $0.29 per share, in the same period in 2021.

About Tango Therapeutics

Tango Therapeutics is a biotechnology company dedicated to discovering novel drug targets and delivering the next generation of precision medicine for the treatment of cancer. Using an approach that starts and ends with patients, Tango leverages the genetic principle of synthetic lethality to discover and develop therapies that take aim at critical targets in cancer. This includes expanding the universe of precision oncology targets into novel areas such as tumor suppressor gene loss and their contribution to the ability of cancer cells to evade immune cell killing. For more information, please visit www.tangotx.com.

Forward-Looking Statements

Certain statements in this press release may be considered forward-looking statements. Forward-looking statements generally relate to future events, Tango’s future operating performance, goals, the anticipated benefits of therapies and combination therapies (that include a Tango pipeline product), expectations, beliefs and development objectives for Tango’s product pipeline and clinical trials. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expect”, “intend”, “will”, “goal”, “estimate”,

“anticipate”, “believe”, “predict”, “potential” or “continue”, or the negatives of these terms or variations of them or similar terminology. For example, statements concerning the following include or constitute forward-looking statements: the Company believes that it has sufficient cash balances to fund operations (including to support advancing discovery and its clinical pipeline) into the second half of 2024; anticipated milestones in the Company’s research and development programs; a Phase 1/2 study for TNG908 is now open for enrollment and we expect to dose a patient in second quarter of 2022; expectations regarding progressing Company development candidates in 2022 and beyond, including TNG462 and TNG260; the Company anticipates having preliminary safety and efficacy data in the TNG908 Phase 1/2 study in the first half of 2023; FTD has the potential to allow drugs to reach patients earlier; the planned clinical development path for TNG462 (expected to be similar to TNG908); Tango plans to evaluate TNG908 in GBM; the expected benefits of TNG908 and the Company's other development candidates and other product candidates; and the expected timing of: (i) development candidate declaration for certain targets, (ii) initiating IND-enabling studies; (iii) filing INDs; (iv) clinical trial initiation and (v) disclosing preliminary and final clinical trial results. Such forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from those expressed or implied by such forward looking statements. These forward-looking statements are based upon estimates and assumptions that, while considered reasonable by Tango and its management are inherently uncertain. New risks and uncertainties may emerge from time to time, and it is not possible to predict all risks and uncertainties. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: Tango has limited experience conducting clinical trials (and will rely on a third party to operate the clinical trial for TNG908) and may not be able to commence the clinical trial when expected and may not generate results (including final or preliminary safety and efficacy data) in the anticipated timeframe (or at all); benefits of product candidates seen in preclinical analyses may not be evident when tested in clinical trials or when used in broader patient populations (if approved for commercial sale); the benefits of Tango pipeline products, development candidates and potential combination therapies that are seen in pre-clinical experiments may not be present in clinical trials or in use commercially or may not be safe and/or effective in humans (and Tango or a third-party may not be able to obtain approval or commercial sales of any combination therapies); Tango has a limited operating history and has not generated any revenue to date from drug sales, and may never become profitable; the Company may not be able to identify development candidates on the schedule it anticipates due to technical, financial or other reasons; the Company may not be able to file INDs for development candidates on time, or at all, due to technical or financial reasons or otherwise; the Company may utilize cash resources more quickly than anticipated and, if so, may not have sufficient cash to fund operations to the second half of 2024; Tango will need to raise capital in the future and if we are unable to raise capital when needed or on attractive terms, we would be forced to delay, scale back or discontinue some of our development programs or future commercialization efforts; we may be unable to advance our preclinical development programs into and through the clinic for safety or efficacy reasons or commercialize our product candidates or we may experience significant delays in doing so as a result of factors beyond Tango’s control; the Company may not be able to realize the benefits of fast track designation (and such designation may not advance any anticipated approval timelines); Tango’s approach to the discovery and development of product candidates is novel and unproven, which makes it difficult to predict the time, cost of development, and likelihood of successfully developing any products; Tango may not identify or discover additional product candidates or may expend limited resources to pursue a particular product candidate or indication and fail to capitalize on product candidates or indications that may be more profitable or for which there is a greater likelihood of success; our products candidates may cause adverse or other undesirable side effects (or may not show requisite efficacy) that could, among other things, delay or prevent regulatory approval; our dependence on third parties for conducting clinical trials and producing drug product; our ability to obtain and maintain patent and other intellectual property protection for our technology and product candidates or the scope of intellectual property protection obtained is not sufficiently broad; and delays and other impacts on product development and clinical trials from the COVID-19 pandemic. Additional information concerning risks, uncertainties and assumptions can be found in Tango’s filings with the SEC, including the risk factors referenced in Tango’s Annual Report on Form 10-K filed with the SEC on March 28, 2022. You should not place undue reliance on forward-looking statements in this presentation, which speak only as of the date they are made and are qualified in their entirety by reference to the cautionary statements herein. Tango specifically disclaims any duty to update these forward-looking statements.

Investor Contact:

Sam Martin/Michael Barron
Argot Partners
tango@argotpartners.com

Media Contact:

Joshua R. Mansbach

Argot Partners
tango@argotpartners.com

Consolidated Statements of Operations

(In thousands, except share and per share data)

	Three Months Ended March 31,
	2022	2021
Collaboration revenue	$5,758	$6,386
Operating expenses:
Research and development	24,330	15,000
General and administrative	6,807	3,467
Total operating expenses	31,137	18,467
Loss from operations	(25,379)	(12,081)
Other income (expense):
Interest income	218	104
Other expense, net	(47)	(55)
Total other income, net	171	49
Loss before income taxes	(25,208)	(12,032)
Provision for income taxes	-	(74)
Net loss	$(25,208)	$(12,106)

Net loss per common share – basic and diluted	$(0.29)	$(0.29)
Weighted average number of common shares outstanding – basic and diluted	87,670,653	41,575,143

Consolidated Balance Sheets

(In thousands)

	March 31, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$99,909	$142,745
Marketable securities	349,976	342,510
Accounts receivable	2,000	2,000
Restricted cash	567	567
Prepaid expenses and other current assets	8,202	4,516
Total current assets	460,654	492,338
Property and equipment, net	6,538	4,832
Operating lease right-of-use assets	894	1,254
Restricted cash, net of current portion	3,423	1,712
Other assets	16	19
Total assets	$471,525	$500,155
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$3,367	$3,226
Accrued expenses and other current liabilities	9,693	9,887
Operating lease liabilities	1,075	1,503
Deferred revenue	25,024	26,022
Income tax payable	52	52
Total current liabilities	39,211	40,690
Operating lease liabilities, net of current portion	—	—
Deferred revenue, net of current portion	111,958	114,718
Other long-term liabilities	—	—
Total liabilities	151,169	155,408
Total stockholders’ equity	320,356	344,747
Total liabilities and stockholders’ equity	$471,525	$500,155